UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

Blue Whale Acquisition Corp I
(Name of Issuer)

Class A ordinary share, par value $0.0001 per share
(Title of Class of Securities)

G1330M111**
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** Reflects the CUSIP number for the Issuers Units, each consisting of one share of Class A ordinary share and one-fourth of one redeemable warrant (the Units).

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Atlas Master Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 34,996 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 34,996 shares

9	aggregate amount beneficially owned by each reporting person 34,996 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.2%
12	type of reporting person (See Instructions) OO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Atlas Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 34,996 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 34,996 shares

9	aggregate amount beneficially owned by each reporting person 34,996 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.2%
12	type of reporting person (See Instructions) OO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo PPF Credit Strategies, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 89,217 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 89,217 shares

9	aggregate amount beneficially owned by each reporting person 89,217 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.4%
12	type of reporting person (See Instructions) OO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Credit Strategies Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 853,906 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 853,906 shares

9	aggregate amount beneficially owned by each reporting person 853,906 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 3.7%
12	type of reporting person (See Instructions) CO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo ST Fund Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 853,906 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 853,906 shares

9	aggregate amount beneficially owned by each reporting person 853,906 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 3.7%
12	type of reporting person (See Instructions) OO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo ST Operating LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 853,906 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 853,906 shares

9	aggregate amount beneficially owned by each reporting person 853,906 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 3.7%
12	type of reporting person (See Instructions) PN

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo ST Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 853,906 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 853,906 shares

9	aggregate amount beneficially owned by each reporting person 853,906 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 3.7%
12	type of reporting person (See Instructions) OO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). ST Management Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 853,906 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 853,906 shares

9	aggregate amount beneficially owned by each reporting person 853,906 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 3.7%
12	type of reporting person (See Instructions) OO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo A-N Credit Fund (Delaware), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 66,881 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 66,881 shares

9	aggregate amount beneficially owned by each reporting person 66,881 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.3%
12	type of reporting person (See Instructions) PN

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo A-N Credit Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 66,881 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 66,881 shares

9	aggregate amount beneficially owned by each reporting person 66,881 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.3%
12	type of reporting person (See Instructions) OO

CINS No. G1330M111

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SPAC Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 853,906 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 853,906 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 853,906 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CINS No. G1330M111

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SPAC Management I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 853,906 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 853,906 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 853,906 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CINS No. G1330M111

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SPAC Management I GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 853,906 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 853,906 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 853,906 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CINS No. G1330M111

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Credit Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 16,621 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 16,621 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,621 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CINS No. G1330M111

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SPAC Management I GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 16,664 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 16,664 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,664 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SA Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 18,952 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 18,952 shares

9	aggregate amount beneficially owned by each reporting person 18,952 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11	percent of class represented by amount in row (9) 0.1%
12	type of reporting person (See Instructions) OO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 1,997,225 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 1,997,225 shares

9	aggregate amount beneficially owned by each reporting personY 1,997,225 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9) 8.7%
12	type of reporting person (See Instructions) PN

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 1,997,225 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 1,997,225 shares

9	aggregate amount beneficially owned by each reporting person 1,997,225 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9) 8.7%
12	type of reporting person (See Instructions) OO

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 1,997,225 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 1,997,225 shares

9	aggregate amount beneficially owned by each reporting person 1,997,225 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9) 8.7%
12	type of reporting person (See Instructions) PN

CUSIP No. G1330M111

1	Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENship or place of organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power 0 shares
	6	shared voting power 1,997,225 shares
	7	sole dispositive power 0 shares
	8	shared dispositive power 1,997,225 shares

9	aggregate amount beneficially owned by each reporting person 1,997,225 shares
10	check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11	percent of class represented by amount in row (9) 8.7%
12	type of reporting person (See Instructions) OO

Item 1.	(a)	Name of Issuer

Blue Whale Acquisition Corp I

(b)	Address of Issuer’s Principal Executive Offices

PO Box 1093, Boundary Hall, Cricket Square

Grand Caymans, Cayman Islands KY1-1102

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Apollo Atlas Master Fund, LLC (“Atlas”); (ii) Apollo Atlas Management, LLC (“Atlas Management”); (iii) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”); (iv) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”); (v) Apollo ST Fund Management LLC (“ST Management”); (vi) Apollo ST Operating LP (“ST Operating”); (vii) Apollo ST Capital LLC (“ST Capital”); (viii) ST Management Holdings, LLC (“ST Management Holdings”); (ix) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”); (x) Apollo A-N Credit Management, LLC (“A-N Credit Management”); (xi) Apollo SPAC Fund I, L.P. (“SPAC Fund I”); (xii) Apollo SPAC Management I, L.P. (“SPAC Management I”); (xiii) Apollo SPAC Management I GP, LLC (“SPAC Management I GP”); (xiv) Apollo Credit Management, LLC (“ACM LLC”); (xv) Apollo Capital Credit Management, LLC (“ACCM LLC”); (xvi) Apollo SA Management, LLC (“SA Management”); (xvii) Apollo Capital Management, L.P. (“Capital Management”); (xviii) Apollo Capital Management GP, LLC (“Capital Management GP”); (xix) Apollo Management Holdings, L.P. (“Management Holdings”); (xx) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

SPAC Fund I, Atlas, PPF Credit Strategies, Credit Strategies and A-N Credit each holds securities of the Issuer.

Atlas Management serves as the investment manager of Atlas. Credit Strategies is the sole member of PPF Credit Strategies. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital. A-N Credit Management serves as the investment manager for A-N Credit. SPAC Management I serves as the investment manager for SPAC Fund I. The general partner of SPAC Management I is SPAC Management I GP.

ACM LLC provides investment management services for Franklin K2 Long Short Credit Fund (“Franklin K2”) and FASF Franklin K2 Alternative Strategies Fund (“FASF-Franklin K2”). ACCM LLC is the sole member of ACM LLC.

SA Management provides investment management services for Franklin Templeton Investment Funds - Franklin K2 Alternative Strategies Fund (“FTIF-Franklin K2”).

Capital Management serves as the sole member of Atlas Management, A-N Credit Management SPAC Management I GP, ACCM LLC, and SA Management, the sole member and manager of ST Management Holdings, and provides investment management services for K2 Apollo Credit Master Fund Ltd. (“K2 Apollo”). Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The principal office of each of Atlas, PPF Credit Strategies, A-N Credit, and SPAC Fund I is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands. The principal office of each of Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I, SPAC Management I GP, ACM LLC, ACCM LLC, SA Management, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)	Citizenship

Atlas and Credit Strategies are each an exempted company incorporated in the Cayman Islands with limited liability. SPAC Fund I is a Cayman Islands exempted limited partnership. Atlas Management, PPF Credit Strategies, ST Management, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I GP, ACM LLC, ACCM LLC, SA Management, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company. ST Operating, A-N Credit, SPAC Management I, Capital Management, and Management Holdings are each a Delaware limited partnership.

(d)	Title of Class of Securities

Class A ordinary share, par value $0.0001 per share (the “Common Stock”).

(e)	CUSIP Number

G1330M111 (Reflects the CUSIP number for the Issuers Units, each consisting of one share of Class A ordinary share and one-fourth of one redeemable warrant (the Units).)

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of the date of filing of this Schedule 13G. The Common Stock reported herein are held in the form of units (the “Units”). Each Unit consists of one share of Common Stock and one-fourth of one redeemable warrant. Each whole redeemable warrant entitles the holder thereof to purchase one share of Common Stock upon the consummation of the Issuer’s initial business combination (“Initial Business Combination”), as described in more detail in the Issuer’s Prospectus filed with the SEC on August 4, 2021 (the “Prospectus”). Each warrant will become exercisable 30 days after the completion of the Issuer’s Initial Business Combination, and will expire five years after the completion of the Issuer’s Initial Business Combination or earlier upon redemption or liquidation. In accordance with Rule 13d-3(d)(1) regarding securities which represent a right to acquire an underlying security, each Unit has been reported herein as representing the beneficial ownership of one (1) share of Common Stock.

(a)	Amount beneficially owned:

Atlas	34,996
Atlas Management	34,996
PPF Credit Strategies	89,217
Credit Strategies	853,906
ST Management	853,906
ST Operating	853,906
ST Capital	853,906
ST Management Holdings	853,906
A-N Credit	66,881
A-N Credit Management	66,881
SPAC Fund I	853,906
SPAC Management I	853,906
SPAC Management I GP	853,906
ACM LLC	16,621
ACCM LLC	16,621
SA Management	18,952
Capital Management	1,997,225
Capital Management GP	1,997,225
Management Holdings	1,997,225
Management Holdings GP	1,997,225

Atlas, PPF Credit Strategies, Credit Strategies, A-N Credit, and SPAC Fund I each disclaims beneficial ownership of all shares of Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I, SPAC Management I GP, ACM LLC, ACCM LLC, SA Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Scott Kleinman, James Zelter and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaims beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Atlas	0.2%
Atlas Management	0.2%
PPF Credit Strategies	0.4%
Credit Strategies	3.7%
ST Management	3.7%
ST Operating	3.7%
ST Capital	3.7%
ST Management Holdings	3.7%
A-N Credit	0.3%
A-N Credit Management	0.3%
SPAC Fund I	3.7%
SPAC Management I	3.7%
SPAC Management I GP	3.7%
ACM LLC	0.1%
ACCM LLC	0.1%
SA Management	0.1%
Capital Management	8.7%
Capital Management GP	8.7%
Management Holdings	8.7%
Management Holdings GP	8.7%

The percentages are based on 22,940,811 shares of Common Stock outstanding as of November 23, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on November 24, 2021.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

Atlas	34,996
Atlas Management	34,996
PPF Credit Strategies	89,217
Credit Strategies	853,906
ST Management	853,906
ST Operating	853,906
ST Capital	853,906
ST Management Holdings	853,906
A-N Credit	66,881
A-N Credit Management	66,881
SPAC Fund I	853,906
SPAC Management I	853,906
SPAC Management I GP	853,906
ACM LLC	16,621
ACCM LLC	16,621
SA Management	18,952
Capital Management	1,997,225
Capital Management GP	1,997,225
Management Holdings	1,997,225
Management Holdings GP	1,997,225

(iii)	Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

Atlas	34,996
Atlas Management	34,996
PPF Credit Strategies	89,217
Credit Strategies	853,906
ST Management	853,906
ST Operating	853,906
ST Capital	853,906
ST Management Holdings	853,906
A-N Credit	66,881
A-N Credit Management	66,881
SPAC Fund I	853,906
SPAC Management I	853,906
SPAC Management I GP	853,906
ACM LLC	16,621
ACCM LLC	16,621
SA Management	18,952
Capital Management	1,997,225
Capital Management GP	1,997,225
Management Holdings	1,997,225
Management Holdings GP	1,997,225

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SPAC FUND I, L.P.

By:	Apollo SPAC Management I, L.P.,
its investment manager

	By:	Apollo SPAC Management I GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO SPAC MANAGEMENT I, L.P.

By:	Apollo SPAC Management I GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO SPAC MANAGEMENT I GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	Apollo Capital Credit Management, LLC,
its sole member

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SA MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President